Mail Stop 0407

      										May 27,
2005

Via U.S. Mail and Fax (561-750-0420)
Mr. Anton Lee Wingeier
Chief Financial Officer, Director
Adsouth Partners, Inc.
1515 N. Federal Highway, Suite 418
Boca Raton, FL  33432

	RE:	Adsouth Partners, Inc.
      Form 10-KSB for the fiscal year ended December 31, 2004
		Filed March 31, 2005
		File No. 0-33135

Dear Mr. Wingeier:


We have completed our review of your Form 10-KSB and related filings and do not, at this time, have any further comments.

							Sincerely,



							Larry Spirgel
							Assistant Director



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Ms. Nancy Blankenhagen
New Ulm Telecom, Inc.
April 13, 2005
Page 5



UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

         DIVISION OF
CORPORATION FINANCE